Exhibit 4.7
EXECUTION VERSION
This FIFTH SUPPLEMENTAL INDENTURE, dated as of November 10, 2016 (this “Supplemental Indenture”), is entered into among Bristow Group Inc., a Delaware corporation (the “Company”), each of the parties identified under the caption “Existing Guarantors” on the signature pages hereto (the “Existing Guarantors”), the party identified under the caption “Additional Guarantor” on the signature pages hereto (the “Additional Guarantor” and, together with the Existing Guarantors, the “Guarantors”) and U.S. Bank National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Existing Guarantors and the Trustee entered into that certain Indenture, dated as of June 17, 2008 (the “Base Indenture” and, as amended and supplemented by that certain First Supplemental Indenture, dated as of June 17, 2008, as further amended and supplemented by that certain Second Supplemental Indenture, dated as of October 1, 2012, and as further amended and supplemented by that certain Third Supplemental Indenture, dated as of October 12, 2012, and as further amended and supplemented by that certain Fourth Supplemental Indenture, dated as of June 21, 2016, and as further amended and supplemented from time to time, the “Indenture”), pursuant to which the Company has issued $450,000,000 principal amount of 6 1/4% Senior Notes due 2022 (the “Notes”);
WHEREAS, Section 10.01(6) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add additional guarantors in accordance with Section 5.13 thereof, without the consent of the Holders of the Notes;
WHEREAS, the Company has determined that this Supplemental Indenture is authorized or permitted by Section 10.01 of the Indenture and has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate to the effect that all conditions precedent provided for in the Indenture to the execution and delivery of this Supplemental Indenture have been complied with;
WHEREAS, all acts and things prescribed by the Indenture necessary to make this Supplemental Indenture a valid and legally binding instrument according to its terms, and a valid and legally binding supplement to the Indenture have been done and performed;
NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders (as defined in the Indenture):
ARTICLE I
Section 1.01.        This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
Section 1.02.        This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee.
ARTICLE II
Section 2.01.        From this date, by executing this Supplemental Indenture, each of the Guarantors, including the Additional Guarantor, whose signatures appear below continue to be or hereby are, as applicable, subject to the provisions of the Indenture to the extent provided for in Article X thereto, and the Additional Guarantor has provided a Subsidiary Guarantee pursuant to the terms of the Indenture.

ARTICLE III
Section 3.01.        Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.
Section 3.02.        Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
Section 3.03.        THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.04.        The parties hereto may sign any number of counterparts of this Supplemental Indenture. Each signed counterpart shall be an original, but all of such executed counterparts together shall represent the same agreement. Delivery of an executed signature page to this Supplemental Indenture by facsimile or electronic transmission (i.e., .pdf or .tif) shall be as effective as delivery of a manually executed counterpart of this Supplemental Indenture.
Section 3.05.         The Recitals to this Supplemental Indenture are not contractual undertakings of any party. To the extent that the Recitals represent the representations of any party, the Trustee makes the first two recitals to the extent applicable to the Trustee and the Trustee’s acts alone and, as to the fourth recital, the Trustee makes such recital based on information (including opinions) delivered to it.
[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE COMPANY

BRISTOW GROUP INC.

By: /s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Vice President and Treasurer

ADDITIONAL GUARANTOR

BRISTOW U.S. LEASING LLC

By: /s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Manager

EXISTING GUARANTORS

BRISTOW U.S. LLC

By: /s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Manager

BRISTOW ALASKA INC.
BRISTOW HELICOPTERS INC.
BHNA HOLDINGS INC.
BRISTOW ACADEMY INC.

By: /s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Susan C. Chadbourne
Name: Susan C. Chadbourne
Title: Vice President